Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

October 15, 2018

Board of Trustees

Valued Advisers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Dana Epiphany ESG Equity Fund (the “New Fund”), a series of Valued Advisers Trust (“VAT”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by VAT, in connection with the acquisition of the assets and liabilities attributable to Class A and Class I Shares of the Epiphany FFV Fund (the “Existing Fund”), a series of Epiphany Funds, by and in exchange solely for full and fractional shares of beneficial interest, without par value, of Investor Class and Institutional Class Shares of the New Fund (the “Shares”) (the “Reorganization”).

We have reviewed VAT’s Agreement and Declaration of Trust (“Declaration of Trust”) and its By-Laws (“By-Laws”), resolutions adopted by VAT’s Board of Trustees in connection with the Reorganization, the form of Agreement and Plan of Reorganization (the “Plan of Reorganization”), which was approved by VAT’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of VAT, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Shares of VAT will be issued in accordance with the Declaration of Trust and By-Laws, the Plan of Reorganization and resolutions of VAT’s Board of Trustees relating to the creation, authorization and issuance of the Shares and the Reorganization.

2. The Shares will be issued against payment therefor as described in the Combined Proxy Statement/Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan of Reorganization, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan of Reorganization, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

Board of Trustees

Valued Advisers Trust

October 15, 2018

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jana L. Cresswell
Jana L. Cresswell